The Ensign Group Reports First Quarter 2021 Results; Raises 2021 Earnings Guidance

Conference Call and Webcast scheduled for tomorrow, April 30, 2021 at 10:00 am PT
SAN JUAN CAPISTRANO, California – April 29, 2021 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign(TM) group of companies, which provide post-acute healthcare services and invest in the long-term healthcare industry, primarily in skilled nursing and senior living facilities, announced record operating results for the first quarter of 2021, reporting GAAP diluted earnings per share of $0.86 for the quarter ended March 31, 2021. Ensign also reported a record adjusted earnings per share(1) of $0.87 for the quarter.

Highlights Include:

▪GAAP diluted earnings per share for the quarter was $0.86, representing an increase of 17.8% over the prior year quarter. Adjusted diluted earnings per share for the quarter was $0.87, an increase of 13.0%(1) over the prior year quarter.

▪Consolidated GAAP revenues for the quarter were $627.3 million and adjusted revenues for the quarter were $626.8 million(1), both increased by 6.4% over the prior year quarter.

▪Same store and transitioning skilled revenue improved by 7.6% and 43.7%, respectively, over the prior year quarter with an increase in skilled mix days of 4.4% and 9.9%, respectively.

▪Same store occupancy increased by 0.4% and transitioning occupancy increased by 1.6%, both sequentially over the fourth quarter.

▪Same store and transitioning managed care daily revenue improved by 15.9% and 24.2%, respectively with increases in Managed Care daily census of 17.5% and 25.5%, respectively, sequentially over the fourth quarter.

▪Transitioning and skilled services(2) segment income increased to $88.9 million or 10.3% compared to prior year quarter and increased by $4.8 million or 5.7% sequentially over the fourth quarter.

▪Real estate(2) segment income was $8.8 million for the quarter, an increase of 39.5% from prior year quarter. FFO was $13.5 million for the quarter, an increase of 24.7% from prior year quarter.

▪GAAP net income was $49.2 million for the quarter, an increase of 20.5% from prior year quarter. Adjusted net income for the quarter $49.6 million for the quarter, an increase of 15.5%(1) over the prior year quarter.

(1) See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2) Our Transitional and Skilled Services and Real Estate Segments are defined and outlined in Note 7 on Form 10-Q.

Operating Results

“We are very happy to report record results again this quarter. Thanks to early access to the vaccine, we have seen a significant reduction in the number of COVID-positive patients and staff in our operations throughout the first quarter and since with weekly resident and staff cases now in the single digits across our entire portfolio. As a result, our patients and caregivers have begun to enjoy an environment that, although certainly different in many ways, is starting to look and feel a lot more like pre-COVID times,” said Barry Port, Ensign’s Chief Executive Officer. “As they’ve shown so many times before, our locally-empowered leadership teams have yet again demonstrated the agility of our model as they have customized their strategies to meet the specific needs of the markets they serve. In doing so, our operations have separated themselves from a traditional nursing home care, remaining integral to the preservation of the healthcare continuum providing for complex medical needs. As they have done so, our operations have begun to see occupancies climb, particularly among our managed care patients. And now, as these operations emerge from the height of this crisis, they are poised to fill an even greater role than before as new standards for excellence in post-acute care,” he added.

Port noted that the Company saw a marked improvement in patient census, with a 3.4% and 18.6% increase in Medicaid and managed care average daily census, from the fourth quarter to first quarter for same store and transitioning portfolio, respectively. He also indicated that same store and transitioning managed care average daily census increased by 17.5% and 25.5%, respectively. “As we expected, as community spread of COVID has slowed, we have seen occupancies increase as the pent-up demand for healthcare services in our markets has continued to increase, while Medicare census has begun to trend toward pre-COVID levels. We expect the positive trend in occupancy to continue throughout the year, subject to some seasonality, as volumes in higher acute settings and managed care utilizations continue to increase. We look forward to continuing to work closely with our hospital and managed care partners in this new environment and to continue to demonstrate our ability to care for patients with the most complex medical needs,” he added.

Management increased the Company’s 2021 annual earnings guidance to $3.54 to $3.66 per diluted share, up from previous guidance of $3.44 to $3.56 per diluted share, and affirmed its previous annual revenue guidance of $2.62 billion to $2.69 billion. The midpoint of this 2021 earnings guidance represents an increase of approximately 15% over the Company’s 2020 results, which were 76% higher than 2019 results. Port noted that the increase comes from the strong results during the first quarter, positive trends in occupancy and the continuation of sequestration suspension, which provided some additional reimbursement that was not included in the original guidance. He added, “Our current health combined with our culture, proven local leadership strategy, healthy balance sheet, the enormous potential in our existing portfolio and the tremendous growth opportunities on the horizon, gives us confidence that we are well-positioned to not only rebound to our pre-COVID path but to accelerate our growth.”

The Company noted that the strong results in the quarter came from continued improvements in census and managed care skilled mix across the portfolio, company-wide cost saving initiatives, improved operational expense management, improved cash collections and the continuation of sequestration suspension and higher Medicaid funding in certain states. Commenting further on the quarter, Port said, “After one of the most challenging years in our history, our leaders are very excited to redirect the enormous energy spent on dealing with the pandemic towards continued improvement on the fundamentals that have made our operations so successful for so many years, including achieving high quality outcomes, driving occupancy, enhancing our clinical capabilities and managing costs. As we said last year, this pandemic arrived at our doorsteps at a time when our organization has never been stronger clinically and financially. As a result of being stretched to our limits in the face of this pandemic, we have learned many lessons and have become even stronger as our leaders and caregivers have made life-changing sacrifices on behalf of patients and their families. As we look out towards the near and long-term horizon as occupancies begin to climb towards pre-COVID levels and beyond, our existing portfolio truly has never had so much growth potential.”

Chief Financial Officer, Suzanne Snapper emphasized that the results for the quarter do not include any benefit related to CARES Act Provider Relief Funds and reminded investors that the Company continued to return all of the relief funds it received from the Government, which included approximately $9 million in provider grants in the first quarter of 2021 and approximately $2 million in April 2021. To date, all of the Provider Relief Funds, totaling over $152.9 million, have been returned to the government. She also indicated that in March the Company repaid all remaining Medicare advance payments from the Centers for Medicare and Medicaid Services (CMS) of approximately $102 million.

Ms. Snapper also reported that the company’s liquidity remains strong with approximately $155.5 million of cash on hand and $342.4 million of available capacity under its line-of-credit facility, which also has a built-in expansion option, both as of March 31, 2021. She also noted that the company also has 94 owned assets, 74 of which are unlevered and add additional liquidity.

Growth and Real Estate Highlights

The Company’s affiliates continued to acquire skilled nursing operations in some of its most mature markets. “Our ability to continue to grow in the midst of a pandemic is a true testament to our local team of clinical and operational leadership and their experience, planning and preparation. After a brief pause in our acquisition efforts during the early months of the pandemic, our teams have shown their commitment to one of the things that drives our organization, which is to consistently and methodically acquire, not only in good times, but even when it would be easier to shut down growth while waiting out the storm,” Chad Keetch, Ensign’s Chief Investment Officer, said. The following skilled nursing operations were acquired during the quarter and since:

▪Golden Hill Post Acute, a 99-bed skilled nursing facility located in San Diego, CA;

▪St. Catherine Healthcare, a 99-bed skilled nursing facility located in Fullerton, CA;

▪Camino Healthcare, a 99-bed skilled nursing facility located in Hawthorne, CA;

▪San Pedro Manor, a 150-bed skilled nursing facility located in San Antonio, TX;

▪Boulder Canyon Health and Rehabilitation, a 140-bed skilled nursing facility located in Boulder, Colorado;

▪Berthoud Care and Rehabilitation, a 76-bed skilled nursing facility located in Berthoud, Colorado; and

▪South Valley Post Acute Rehabilitation, a 106-bed skilled nursing facility located in Denver, Colorado.

These additions bring Ensign's growing portfolio to 235 healthcare operations, 22 of which also include senior living operations, across thirteen states. Ensign now owns 94 real estate assets, 64 of which it operates. “We are very excited about each of these hand-picked opportunities in some of our strongest markets and, because of the extra time we had to prepare given extra COVID protocols, we believe that each operation is poised to be a contributor to our results very soon,” Keetch said.

Keetch also noted that the pipeline for Ensign’s typical turnaround opportunities, in addition to some exciting strategic opportunities, remains strong. “We have plenty of capacity for what we still believe will be an attractive buyer’s market. We are actively looking to grow within our existing geographical footprint and will do so as we see significant advantages to adding strength in markets we know well, including some of our newer emerging markets as they continue to mature and prepare for growth,” he added.

Turning to the Company’s real estate portfolio, Keetch added, “We are pleased to announce that during the quarter we have made progress in our effort to select a structure that will allow us to better demonstrate the growing value in our owned real estate. Since our last call we have engaged advisors to help us determine the best path towards a structure inside of Ensign that highlights that value while not losing sight of our purpose-driven mission. We envision a structure that not only creates better visibility into the demonstrable value of our real estate but also will provide us with an efficient vehicle for future acquisitions of properties that could be operated by Ensign Affiliates or other third parties. We also seek a structure that will preserve the optionality that enables us to take advantage of private and public market conditions in order to maximize long term shareholder value. We are very excited about the new opportunities embedded in this chapter of our growth story and look forward, over the coming quarters, to updating you on our progress,” Keetch said.
The Company continues to provide additional disclosure on our new real estate segment, which is comprised of properties owned by us and leased to affiliated skilled nursing and senior living operations and 31 senior living operations that are leased to The Pennant Group, Inc. Keetch noted that each of these properties are subject to triple-net, long-term leases and generated rental revenue of $15.9 million for the quarter, of which $11.9 million was derived from Ensign affiliated operations. Also, for the first quarter of 2021 Ensign reported $13.5 million in FFO, which represents an increase of 24.7% over the prior year quarter of $10.8 million.

Also, during the quarter, the company paid a quarterly cash dividend of $0.0525 per share of Ensign common stock. Keetch noted that the company’s liquidity remains strong and that there are no current plans to suspend future dividends.

Conference Call

A live webcast will be held Friday, April 30, 2021 at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, June 4, 2021.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 235 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. As part of its investment strategy, the Company also acquire, lease and own healthcare real estate to service the post-acute care continuum through acquisition and investment opportunities in healthcare properties. Ensign’s new business venture operating subsidiaries also offer several other post-acute-related services, including mobile x-ray, non-emergency transportation services and other consulting services also across several states. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated "company" and "its" assets and activities, as well as the use of the terms "we," "us," "its" and similar verbiage, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the facilities, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at http://www.ensigngroup.net.

Management’s guidance is based on diluted weighted average common shares outstanding of approximately 57.8 million and a 25% tax rate. In addition, the guidance assumes, among other things, normalized health insurance costs, normal anticipated Medicare and Medicaid reimbursement rate increases, net of provider taxes, acquisitions closed in the first half of 2021 and recovery of the COVID-19 pandemic. It also excludes acquisition-related costs and amortization costs related to intangible assets acquired, share-based compensation and start-up losses.
A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR, adjusted EBITDA, FFO for our real estate segment as well as a reconciliation of GAAP earnings per share, net income to adjusted net income and adjusted net earnings per share appear in the financial data portion of this release. More complete information is contained in the company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021 which is filed with the SEC today and can be viewed on the company’s website at http://www.ensigngroup.net.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.

These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Additionally, our business and operations for 2021 continue to be impacted by the COVID-19 pandemic. Because of the unprecedented nature of the pandemic, we are unable to predict the full extent and duration of the financial impact of COVID-19 on our business, financial condition and results of operations. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-K and Form 10-Q, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.
SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
(In thousands, except per share data)	2021	2020

Revenue:
Service revenue	$623,276	$585,951
Rental revenue	3,977	3,662
Total revenue	$627,253	$589,613
Expense:
Cost of services	482,186	454,521
Rent—cost of services	33,456	32,330
General and administrative expense	34,273	32,249
Depreciation and amortization	13,659	13,720
Total expenses	563,574	532,820
Income from operations	63,679	56,793
Other income (expense):
Interest expense	(1,641)	(3,665)
Interest and other income	748	698
Other expense, net	(893)	(2,967)
Income before provision for income taxes	62,786	53,826
Provision for income taxes	12,949	12,625
Net income	49,837	41,201
Less: net income attributable to noncontrolling interests	631	352
Net income attributable to The Ensign Group, Inc.	$49,206	$40,849

Net income per share attributable to The Ensign Group, Inc.:
Basic	$0.91	$0.76
Diluted	$0.86	$0.73
Weighted average common shares outstanding:
Basic	54,192	53,475
Diluted	56,891	55,796

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020

	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$155,527	$236,562
Accounts receivable—less allowance for doubtful accounts of $11,090 and $8,718 at March 31, 2021 and December 31, 2020, respectively	312,578	305,062
Investments—current	14,623	13,449
Prepaid income taxes	—	1,224
Prepaid expenses and other current assets	30,588	26,659
Total current assets	513,316	582,956
Property and equipment, net	779,269	778,244
Right-of-use assets	1,050,506	1,025,510
Insurance subsidiary deposits and investments	34,370	32,105
Escrow deposits	350	100
Deferred tax assets	32,424	32,424
Restricted and other assets	41,422	33,155
Intangible assets, net	2,828	2,899
Goodwill	54,469	54,469
Other indefinite-lived intangibles	3,546	3,716
Total assets	$2,512,500	$2,545,578
Liabilities and equity
Current liabilities:
Accounts payable	$53,942	$50,901
Accrued wages and related liabilities	203,420	236,614
Lease liabilities—current	50,056	48,187
Accrued self-insurance liabilities—current	35,135	34,396
Advance payment liabilities	—	102,023
Other accrued liabilities	97,639	87,318
Current maturities of long-term debt	2,828	2,960
Total current liabilities	443,020	562,399
Long-term debt—less current maturities	111,859	112,544
Long-term lease liabilities—less current portion	973,679	950,320
Accrued self-insurance liabilities—less current portion	66,742	62,402
Other long-term liabilities	41,620	39,686
Total equity	875,580	818,227
Total liabilities and equity	$2,512,500	$2,545,578

THE ENSIGN GROUP, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2021	2020

	(In thousands)
Net cash provided by/(used in):
Operating activities	$34,294	$27,123
Investing activities	(12,212)	(15,542)
Financing activities	(103,117)	(7,539)
Net (decrease)/increase in cash and cash equivalents	(81,035)	4,042
Cash and cash equivalents beginning of period	236,562	59,175
Cash and cash equivalents at end of period	$155,527	$63,217

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

The following table reconciles net income to Non-GAAP net income for the periods presented:

	Three Months Ended March 31,
	2021	2020
Net income	$49,206	$40,849
Non-GAAP adjustments
Stock-based compensation expense(a)	4,054	3,235
Results related to operations not at full capacity(b)	657	416
Acquisition related costs(c)	36	50
Depreciation and amortization - patient base(d)	12	213
Cost of services - gain on sale of assets	(540)	—
Provision for income taxes on Non-GAAP adjustments(e)	(3,801)	(1,809)
Non-GAAP income	$49,624	$42,954

Average number of diluted shares outstanding	56,891	55,796

Diluted Earnings Per Share
Net income	$0.86	$0.73

Adjusted Diluted Earnings Per Share
Net Income	$0.87	$0.77

Footnotes:
(a) Represents stock-based compensation expense incurred.
	Three Months Ended March 31,
	2021	2020
Cost of services	$2,500	$2,111
General and administrative	1,554	1,124
Total Non-GAAP adjustment	$4,054	$3,235

(b) Represents results to operations not at full capacity
	Three Months Ended March 31,
	2021	2020
Revenue	$(456)	$(729)
Cost of services	1,040	1,071
Rent	38	22
Depreciation and amortization	35	52
Total Non-GAAP adjustment	$657	$416

(c) Represents costs incurred to acquire an operation which are not capitalizable.
(d) Included in depreciation and amortization are expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(e) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0% for the three months ended March 31, 2021 and 2020.

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2021	2020
Consolidated Statements of Income Data:
Net income attributable to The Ensign Group, Inc.	$49,837	$41,201
Less: net income attributable to noncontrolling interests	631	352
Add: Interest expense, net	893	2,967
Provision for income taxes	12,949	12,625
Depreciation and amortization	13,659	13,720
EBITDA	$76,707	$70,161
Adjustments to EBITDA:
Stock-based compensation expense	4,054	3,235
Results related to operations not at full capacity(a)	584	342
Gain on sale on assets	(540)	—
Acquisition related costs(b)	36	50
Rent related to items above	38	22
Adjusted EBITDA	$80,879	$73,810
Rent—cost of services	33,456	32,330
Less: rent related to items above	(38)	(22)
Adjusted rent	33,418	32,308
Adjusted EBITDAR	$114,297

(a)    Represents results at closed operations and operations not at full capacity.
(b)    Costs incurred to acquire operations which are not capitalizable.

THE ENSIGN GROUP, INC.
UNAUDITED SELECT PERFORMANCE INDICATORS

The following tables summarize our selected performance indicators for our transitional and skilled services segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2021	2020	Change	% Change

Total Facility Results:	(Dollars in thousands)
Transitional and skilled revenue(4)	$601,036	$558,304	$42,732	7.7%
Number of facilities at period end	200	194	6	3.1%
Number of campuses at period end*	23	22	1	4.5%
Actual patient days(4)	1,509,600	1,643,390	(133,790)	(8.1)%
Occupancy percentage — Operational beds	71.1%	79.4%		(8.3)%
Skilled mix by nursing days	34.4%	29.3%		5.1%
Skilled mix by nursing revenue	55.6%	50.1%		5.5%

	Three Months Ended March 31,
	2021	2020	Change	% Change

Same Facility Results(1):	(Dollars in thousands)
Transitional and skilled revenue(4)	$491,790	$476,896	$14,894	3.1%
Number of facilities at period end	165	165	—	—%
Number of campuses at period end*	15	15	—	—%
Actual patient days(4)	1,219,693	1,371,803	(152,110)	(11.1)%
Occupancy percentage — Operational beds	72.2%	80.4%		(8.2)%
Skilled mix by nursing days	35.4%	31.0%		4.4%
Skilled mix by nursing revenue	56.6%	52.1%		4.5%

	Three Months Ended March 31,
	2021	2020	Change	% Change

Transitioning Facility Results(2):	(Dollars in thousands)
Transitional and skilled revenue(4)	$89,025	$79,027	$9,998	12.7%
Number of facilities at period end	26	26	—	—%
Number of campuses at period end*	7	7	—	—%
Actual patient days(4)	235,668	263,341	(27,673)	(10.5)%
Occupancy percentage — Operational beds	66.9%	74.7%		(7.8)%
Skilled mix by nursing days	30.6%	20.7%		9.9%
Skilled mix by nursing revenue	51.2%	38.7%		12.5%

	Three Months Ended March 31,
	2021	2020	Change	% Change

Recently Acquired Facility Results(3):	(Dollars in thousands)
Transitional and skilled revenue(4)	$20,221	$2,381	$17,840	NM
Number of facilities at period end	9	3	6	NM
Number of campuses at period end*	1	—	1	NM
Actual patient days(4)	54,239	8,246	45,993	NM
Occupancy percentage — Operational beds	66.8%	73.6%		NM
Skilled mix by nursing days	28.1%	18.1%		NM
Skilled mix by nursing revenue	49.5%	31.7%		NM
* Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective operating segment.
(1)Same Facility results represent all facilities purchased prior to January 1, 2018.
(2)Transitioning Facility results represent all facilities purchased from January 1, 2018 to December 31, 2019.
(3)Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2020.
(4)The first quarter of 2021 included 90 days compared to 91 days for the same period in 2020 as a result of the leap year.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate(1):

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Skilled Nursing Average Daily Revenue Rates:
Medicare	$691.83	$663.60	$678.43	$628.33	$737.01	$508.35	$691.34	$657.78
Managed care	505.34	477.01	484.69	438.87	365.48	416.96	500.13	472.74
Other skilled	546.42	523.47	400.72	323.86	512.79	—	533.43	513.89
Total skilled revenue	595.16	560.95	576.89	531.21	604.56	485.19	592.90	557.35
Medicaid	251.41	231.40	241.67	219.18	240.72	232.31	249.38	229.23
Private and other payors	239.48	233.91	241.99	218.82	243.88	228.44	240.06	230.95
Total skilled nursing revenue	$371.89	$333.89	$344.15	$283.62	$343.36	$277.07	$366.53	$325.54
(1) These rates exclude additional FMAP we recognized and include sequestration reversal of 2%.

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Percentage of Skilled Nursing Revenue:
Medicare	29.4%	25.2%	30.9%	24.1%	33.2%	24.8%	29.7%	25.0%
Managed care	19.0	18.9	17.3	13.0	6.4	6.9	18.3	18.0
Other skilled	8.2	8.0	3.0	1.6	9.9	—	7.6	7.1
Skilled mix	56.6	52.1	51.2	38.7	49.5	31.7	55.6	50.1
Private and other payors	5.9	7.7	7.0	10.6	6.9	21.1	6.1	8.1
Medicaid	37.5	40.2	41.8	50.7	43.6	47.2	38.3	41.8
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2021	2020	2021	2020	2021	2020	2021	2020
Percentage of Skilled Nursing Days:
Medicare	15.8%	12.7%	15.7%	10.9%	15.5%	13.5%	15.8%	12.4%
Managed care	14.0	13.2	12.3	8.4	6.0	4.6	13.4	12.4
Other skilled	5.6	5.1	2.6	1.4	6.6	—	5.2	4.5
Skilled mix	35.4	31.0	30.6	20.7	28.1	18.1	34.4	29.3
Private and other payors	9.1	11.0	9.9	13.8	9.7	25.6	9.3	11.5
Medicaid	55.5	58.0	59.5	65.5	62.2	56.3	56.3	59.2
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

THE ENSIGN GROUP, INC.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION BY SEGMENT
(In thousands)

Transitional and Skilled Services

The table below reconciles net income to EBITDA and Adjusted EBITDA for the transitional and skilled services reportable segment for the periods presented:

	Three Months Ended March 31,
	2021	2020
Statements of Income Data:
Segment income(a)	$88,931	$80,591
Depreciation and amortization	7,475	7,148
EBITDA	96,406	87,739
Adjustments to EBITDA:
Stock-based compensation expense	2,411	2,000
Adjusted EBITDA	$98,817	$89,739

(a)    Segment income reflects profits or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate, insurance recoveries and impairment charges from operations. General and administrative expenses are not allocated to any segment for purposes of determining segment profit or loss.

Real Estate
The following table sets forth details of operating results for our revenue and earnings, and their respective components, by our real estate segment for the periods indicated:

	Three Months Ended March 31,
	2021	2020

Rental revenue generated from third-party tenants	$3,977	$3,662
Rental revenue generated from Ensign affiliated operations	11,902	11,282
Total rental revenue	15,879	14,944
Segment income(a)	8,821	6,325
Depreciation and amortization	4,693	4,515
FFO(b)	$13,514	$10,840

(a) Segment income reflects profits or loss from operations before provision for income taxes, excluding gain or loss from sale of real estate, insurance recoveries and impairment charges from operations. General and administrative expenses are not allocated to any segment for purposes of determining segment profit or loss.
(b) FFO, in accordance with the definition used by the National Association of Real Estate Investment Trusts, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairment of depreciable real estate assets and including depreciation and amortization related to real estate to earnings.

THE ENSIGN GROUP, INC.
UNAUDITED REVENUE BY PAYOR SOURCE

The following table sets forth our service revenue by payor source and as a percentage of total service revenue for the periods indicated:

	Three Months Ended March 31,
	2021		2020
	Revenue	% of Revenue	Revenue	% of Revenue
Medicaid(1)	$231,358	37.1%	$224,195	38.3%
Medicare	190,303	30.5	155,584	26.6
Medicaid — skilled	39,993	6.5	36,009	6.1
Total Medicaid and Medicare	461,654	74.1	415,788	71.0
Managed care	108,345	17.4	102,029	17.4
Private and other(2)	53,277	8.5	68,134	11.6
Service revenue	$623,276	100.0%	$585,951	100.0%
(1) Medicaid payor includes revenue for senior living operations and revenue related to FMAP for the three months ended March 31, 2021 and 2020.
(2) Private and other payors also includes revenue from all payors generated in our other ancillary operations for the three months ended March 31, 2021 and 2020.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes and (c) depreciation and amortization. Adjusted EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) stock-based compensation expense; (e) results of operations not at full capacity, excluding depreciation, interest and income taxes, (f) acquisition related costs and (g) gain on sale of assets. Adjusted EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) stock-based compensation expense; (f) results of operations not at full capacity, excluding rent, depreciation, interest and income taxes, (g) acquisition related costs and (h) gain on sale of assets. Funds from Operations (FFO) for our real estate segment consists of segment income, excluding gains or losses from sales of real estate, insurance recoveries related to real estate and impairment of depreciable real estate assets and including depreciation and amortization related to real estate to earnings. The company believes that the presentation of EBITDA, adjusted EBITDA, FFO, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. Adjusted EBITDAR is a financial valuation measure that is not specified in GAAP. This measure is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. The company believes disclosure of adjusted net income, adjusted net income per share, FFO, EBITDA, adjusted EBITDA and adjusted EBITDAR has substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website at www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.